Exhibit 10.1.3

THIRD AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT AND CONSENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND CONSENT (“Amendment”) dated as of August 6, 2015, by and between Conifer Holdings, Inc., a Michigan corporation (“Company”) and Comerica Bank (“Bank”).

RECITALS:

A.            Company and Bank entered into an Amended and Restated Credit Agreement dated as of September 29, 2014, as amended by two amendments (“Agreement”).

B.            Company and Bank desire to amend the Agreement all as hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

1.           Section 10.1(j) of the Agreement is amended to read as follows:

“(j)                              if there shall be any change for any reason in the ownership or control of Company which results in James G. Petcoff owning less than 33% (or, after consummation of an IPO, 15%) of the outstanding shares of stock of Company having voting power or if Company ceases to own 100% of the outstanding stock of its Subsidiaries;”

2.           Section 8.1 of the Agreement prohibits any material change in the capital structure of the Company without the consent of Bank. The Bank consents to the IPO. This consent shall not act as a consent or waiver of any other transaction, act or omission. This consent shall not extend to or effect any obligation, covenant, agreement or default not expressly consented to under the terms of this Amendment.

3.           Company hereby represents and warrants that, after giving effect to the provisions of this Amendment, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of Company’s Certificate of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Company set forth in Sections 6.1 through 6.5 and 6.7 through 6.12 of the Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof; (c) the continuing representations and warranties of Company set forth in Section 6.6 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Company in accordance with Section 7.1 of the Agreement; and (d) no Event of Default (as defined in the Agreement) or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Agreement, as hereby amended, has occurred and is continuing as of the date hereof.

4.           Except as expressly provided herein, all of the terms and conditions of the Agreement remain unchanged and in full force and effect.

5.           Company hereby waives, discharges, and forever releases Bank, Bank’s employees, officers, directors, attorneys, stockholders and successors and assigns, from and of any and all claims, causes of action, allegations or assertions that Company has or may have had at any time up through and including the date of this Amendment, against any or all of the foregoing, regardless of whether any such claims, causes of action, allegations or assertions arose as a result of Bank’s actions or omissions in connection with the ‘Agreement, or any amendments, extensions or modifications thereto, or Bank’s administration of debt evidenced by the Agreement or otherwise.

6.           This Amendment shall be effective upon execution of this Agreement by Company and the Bank.

IN WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK		CONIFER HOLDINGS, INC.

By:	/s/ Dave G. Rosia	By:	/s/ Brian J. Roney

Its:	Vice President	Its:	President